Exhibit 99.1

WHITEWAVE FOODS REPORTS STRONG SECOND QUARTER 2013 RESULTS

•	Adjusted Diluted Earnings per Share Increases 28% to $0.16

•	Adjusted Net Sales Increases 10% to $616 Million on Volume Growth Across All Brands

•	Consolidated Adjusted Operating Income Grows 16%

•	Q3 2013 Adjusted Diluted Earnings per Share Guidance of $0.17 to $0.18

•	Raises lower end of Full Year 2013 Guidance range

Denver, CO – August 9, 2013 – The WhiteWave Foods Company (the “Company”) (NYSE: WWAV) today reported strong second quarter 2013 results.

Financial Summary:	Three Months Ended June 30,
In millions, except EPS	2013	2012	% Change
Net Sales
GAAP	$616	$554	+11%
Adjusted	$616	$558	+10%
Operating Income
GAAP	$42	$42	-1%
Adjusted	$46	$40	+16%
Net Income
GAAP	$31	$26	+18%
Adjusted	$28	$22	+28%
Diluted Earnings per Share (EPS)
GAAP	$0.18	$0.18	+2%
Adjusted	$0.16	$0.13	+28%
Diluted Shares Outstanding
GAAP	174	150
Adjusted	174	173

The Company reported second quarter 2013 results consistent with preliminary results released on July 15, 2013. For the second quarter of 2013, the Company reported adjusted diluted earnings per share of $0.16, a 28 percent increase compared to second quarter 2012. Net sales for the second quarter of 2013 were $616 million, a 10 percent increase from adjusted net sales of $558 million in the second quarter of 2012, driven primarily by volume growth across the Company’s North America and Europe segments. Consolidated adjusted operating income for the second quarter of 2013 totaled $46 million, representing an increase of 16 percent compared to $40 million in the second quarter of 2012, after increased marketing investments and despite ongoing higher supply chain costs.

“All of our platforms continue to deliver strong volume growth, which drove robust topline performance for the second quarter,” said Gregg Engles, Chairman and Chief Executive Officer of WhiteWave. “We are pleased with our initial results as a standalone company, and remain focused on continuing to drive topline growth, further optimizing our cost structure and developing innovative products that will change the way the world eats for the better.”

BASIS OF PRESENTATION

Financial results for 2012 are presented on a pro forma adjusted basis and financial results for 2013 are presented on an adjusted basis; however, 2013 financial results for the North America and Europe segments are not adjusted, as all 2013 adjustments relate to Corporate and other items. See reconciliations at the end of this release for further details.

NORTH AMERICA SEGMENT

The Company’s North America segment is comprised of our Plant-based Foods and Beverages, Premium Dairy, and Coffee Creamers and Beverages platforms. In the second quarter of 2013, net sales for the North America segment were $514 million, a 10 percent increase over the second quarter 2012, led by strong double-digit growth in both Plant-Based Foods and Beverages and Coffee Creamers and Beverages. Growth in the North America segment continues to be propelled by strong categories, effective marketing investments, and new product innovations. Operating income for the North America segment increased 9 percent to $50 million for the second quarter of 2013, compared to the same period in 2012.

North America Segment Second Quarter Summary
In millions	2013	2012	% Change
Net Sales	$514	$468	+10%
Operating Income	$50	$46	+9%

Plant-Based Foods & Beverages

In the North America Plant-based Foods and Beverages platform, which includes Silk® soymilk, almondmilk, and coconutmilk, net sales increased 12 percent in the second quarter of 2013 compared to the second quarter of 2012, driven primarily by continued strong growth of Silk almondmilk which grew over 50 percent during the second quarter. The overall Plant-based Foods and Beverages category remained strong with over 14 percent category growth in the second quarter of 2013. Almond now represents a majority of the overall plant-based foods and beverages category with an estimated 55% share. WhiteWave’s Silk® brand continues to hold the #1 market positions in each of its product subcategories.

Premium Dairy

In Premium Dairy, which includes Horizon Organic® branded dairy products, volume growth drove net sales to increase 6 percent in the second quarter of 2013 compared to the second quarter of 2012. Growth continues to be driven by single-serve and DHA Omega-3 products, as well as increases in core half-gallon offerings. The organic milk category grew by 4 percent during the second quarter, driven by Horizon Organic®, which outpaced the category growth by 2 percentage points.

Coffee Creamers & Beverages

In Coffee Creamers and Beverages, which includes coffee creamers under the International Delight® and LAND O LAKES® brands, as well as International Delight Iced Coffee®, net sales increased 12 percent in the second quarter of 2013 compared to the second quarter of 2012, due in part to strong growth in club stores, foodservice, convenience stores and other away-from-home channels. The refrigerated flavored creamer category grew 8 percent during the second quarter, driven by continued increases in coffee consumption and coffee flavoring trends.

The Company plans to build on its Coffee Creamers and Beverages platform with a new line of Green Mountain Coffee® branded iced latte. This iced coffee is packaged in a unique carafe shaped bottle for the coffee consumer interested in a stronger, great-tasting premium iced coffee option.

EUROPE SEGMENT

The Company’s Europe segment is comprised of its European Plant-based Foods and Beverages platform, which operates primarily under the Alpro® name. Net sales in the segment increased 13 percent in the second quarter of 2013 compared to the second quarter of 2012, on both a reported and constant currency basis. Operating income in the segment increased 12 percent to $8 million for the second quarter of 2013, compared to the same period in 2012.

Europe Segment Second Quarter Summary
In millions	2013	2012	% Change
Net Sales	$102	$90	+13%
Operating Income	$8	$7	+12%

Growth in the Europe segment was driven by strong volume growth of products launched in the prior year, including almond and hazelnut beverages, along with continued growth in non-dairy yogurt offerings. Volume growth in the Europe segment continues to be strongest in its core Northern European geographies.

FORWARD OUTLOOK

The Company expects core growth of its leading brands, along with recent innovations, to continue to drive a sales growth rate in the high single digits for the third quarter. Consistent with previous guidance, the Company expects a high single digit growth rate for the full year 2013. Driven by topline growth, management anticipates an adjusted total operating income growth rate in the low to mid-teens for the third quarter 2013. On a full year basis for 2013, the Company expects an adjusted total operating income growth rate in the mid-teens, in line with its previous guidance.

The Company continues to estimate approximately $55 million in corporate costs for full year 2013, and capital expenditures in a range of $150 million to $160 million for 2013, consistent with its prior estimates. Management anticipates a tax rate of approximately 34 percent for the balance of the year, and a similar rate for full year 2013.

The Company expects adjusted diluted earnings of between $0.17 to $0.18 per share for the third quarter. For the full year 2013, the Company now anticipates adjusted diluted earnings per share of between $0.69 and $0.72.

“We are pleased with the strong second quarter results we achieved despite ongoing higher supply chain costs largely attributable to our current capacity constraints,” said Kelly Haecker, Executive Vice President and Chief Financial Officer. “We are making steady progress on the capacity expansion plans we previously communicated in order to lower these costs over time. We remain very encouraged by the profit growth opportunities in all of our businesses as we look to the second half of 2013 and beyond.”

MAY SPIN-OFF & JULY PUBLIC OFFERING BY DEAN FOODS

On May 23, 2013, Dean Foods Company completed the distribution to Dean Foods stockholders of a portion of its remaining equity interest in WhiteWave. Dean Foods distributed an aggregate of 47,686,000 shares of WhiteWave Class A common stock and 67,914,000 shares of WhiteWave Class B common stock as a pro rata dividend on shares of Dean Foods common stock outstanding. After this distribution, Dean Foods held 34,400,000 shares of WhiteWave Class A common stock.

On July 25, 2013, Dean Foods closed on the public offering of its remaining 34,400,000 shares of WhiteWave Class A common stock. Following the closing of this offering, Dean Foods no longer owns any shares of WhiteWave common stock. WhiteWave did not issue any new shares and did not receive any proceeds as part of this offering. There were 105,177,565 shares of WhiteWave Class A common stock outstanding and 67,913,310 shares of WhiteWave Class B common stock outstanding as of July 31, 2013.

“We reached the final milestone in our separation from Dean Foods in July, as Dean sold its remaining shares of WhiteWave,” said Engles. “We have incredible brands, engaged and motivated employees, and a strong track record of growing our core businesses and successfully bringing innovative, great-tasting new products to market. As a completely independent company, WhiteWave Foods is well positioned to continue to grow and create shareholder value.”

CONFERENCE CALL/WEBCAST

A webcast to discuss the Company’s financial results and outlook will be held today, August 9, 2013, at 10:00AM ET and may be heard live by visiting the “Investor Relations” section of the Company’s website at www.whitewave.com/investor_relations. A slide presentation will accompany the webcast and a webcast replay will be available for approximately 45 days following the event within the Investor Relations section of the Company’s website.

EXPLANATION OF NON-GAAP FINANCIAL MEASURES

Certain financial information in this release relates to periods prior to the Company’s initial public offering in October 2012 (the “IPO”) and the separation of our business from Dean Foods Company’s other businesses. Prior to the IPO, the Company had nominal assets and no liabilities, and had conducted no operations. In connection with the IPO, Dean Foods contributed the capital stock of its wholly-owned subsidiary WWF Operating Company (“WWF Opco”) to the Company. At the time of the contribution, WWF Opco, which is now a wholly-owned subsidiary of the Company, held substantially all of the historical assets and liabilities related to the Company’s current business. Under U.S. generally accepted accounting principles (“GAAP”), the contribution of WWF Opco to the Company was treated as a reorganization of entities under common control under Dean Foods. As a result, we have retrospectively presented the unaudited pro forma adjusted condensed consolidated financial information of the Company and WWF Opco for all periods presented.

In addition to the results prepared in accordance with GAAP, we have presented certain non-GAAP financial measures, including pro forma adjusted financial information for periods prior to 2013 and adjusted financial information for 2013, such as net sales, net income and diluted earnings per share. We show non-GAAP measures presented on a pro forma adjusted basis as if the Company had operated on an independent and stand-alone basis in all periods presented prior to 2013 in order to facilitate meaningful evaluation of our operating performance between periods. These pro forma and other adjustments in 2012 primarily relate to various commercial arrangements with Dean Foods, and its former subsidiary Morningstar, that were entered into in connection with the separation of the Company’s business from the rest of Dean Foods’ businesses; increased corporate costs to operate as a stand-alone public company; interest expense; completion of the IPO and the use of proceeds therefrom; non-recurring transaction costs related to the Company’s IPO; and equity awards to certain of our executive officers, employees and directors made in connection with the IPO. Adjustments in 2013 include certain corporate costs associated with equity awards in conjunction with our IPO, non-recurring transaction costs related to the current offering by Dean Foods for its shares of the Company, and non-recurring transition costs related to our separation from Dean Foods. These adjustments are intended to allow investors to evaluate our business on the same basis as our management. These pro forma adjustments and other adjustments are not necessarily indicative of our future performance and the 2012 adjustments do not reflect what our actual financial performance would have been had we been a stand-alone public company during the applicable periods presented. Further detail regarding these pro forma and other adjustments is included in the tables below.

ABOUT THE WHITEWAVE FOODS COMPANY

The WhiteWave Foods Company is a leading consumer packaged food and beverage company that manufactures, markets, distributes, and sells branded Plant-based Foods and Beverages, Coffee Creamers and Beverages, and Premium Dairy products throughout North America and Europe. The Company is focused on providing consumers with innovative, great-tasting food and beverage choices that meet their increasing desires for nutritious, flavorful, convenient, and responsibly produced products. The Company’s widely-recognized, leading brands distributed in North America include Silk® Plant-based Foods and Beverages, International Delight® and LAND O LAKES® Coffee Creamers and Beverages, and Horizon Organic® Premium Dairy products. Its popular European brands of Plant-based Foods and Beverages include Alpro® and Provamel®.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projections of net sales growth, operating income, net income and earnings per share, on an adjusted and GAAP basis, our innovation plans, our ability to expand capacity, anticipated profit growth, margin expansion, capital expenditures, tax rate and corporate costs, and other statements that begin with words such as “believe,” “expect” or “anticipate.” These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. Financial projections are based on a number of assumptions, and actual results could be materially different than projected if those assumptions are erroneous. The Company’s ability to meet targeted financial and operating results depend on a variety of economic, competitive, and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s 2012 Annual Report on Form 10-K, as supplemented and updated in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 14, 2013. The Company’s ability to profit from its branding initiatives depends on a number of factors, including consumer acceptance of the Company’s products. Our growth plans depend, in part, on our ability to innovate successfully and on a cost-effective basis. The Company’s expected operating income growth will depend in part on its ability to cost effectively expand capacity. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACTS Investor Relations: Dave Oldani +1 (303) 635-4747	Media: Molly Keveney +1 (303) 635-4529

The WhiteWave Foods Company

Condensed Consolidated Statements of Operations

(Unaudited)

	GAAP
	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
	(In thousands, except share and per share data)
Net sales	$600,827	$528,154	$1,185,335	$1,050,884
Net sales to related parties	15,163	26,292	37,062	55,590
Transitional sales fees	—	—	1,837	—

Total net sales	615,990	554,446	1,224,234	1,106,474
Cost of sales	391,777	359,295	781,478	718,883

Gross profit	224,213	195,151	442,756	387,591
Related party license income	—	10,843	—	21,316
Operating costs and expenses:
Selling and distribution	138,346	123,870	264,284	242,857
General and administrative	43,913	39,917	94,525	74,979

Total operating costs and expenses	182,259	163,787	358,809	317,836

Operating income	41,954	42,207	83,947	91,071
Other (income) expense:
Interest expense	4,737	961	9,461	2,610
Other (income) expense, net	(8,173)	562	(8,393)	683

Total other (income) expense	(3,436)	1,523	1,068	3,293

Income before income taxes	45,390	40,684	82,879	87,778
Income tax expense	14,181	14,301	27,672	30,087

Net income	$31,209	$26,383	$55,207	$57,691

Average common shares:
Basic	173,005,352	150,000,000	173,002,691	150,000,000
Diluted	173,909,653	150,000,000	173,567,934	150,000,000
Basic earnings per common share:
Net income	$0.18	$0.18	$0.32	$0.39
Diluted earnings per common share:
Net income	$0.18	$0.18	$0.32	$0.39

The WhiteWave Foods Company

Condensed Consolidated Balance Sheets

(Unaudited)

	GAAP
	June 30, 2013	December 31, 2012
	(In thousands)
ASSETS
Cash and cash equivalents	$72,113	$69,373
Other current assets	370,658	313,448

Total current assets	442,771	382,821
Property, plant, and equipment, net	633,177	624,642
Identifiable intangible and other assets, net	1,155,423	1,160,548

Total Assets	$2,231,371	$2,168,011

LIABILITIES AND EQUITY
Total current liabilities, excluding debt	$319,365	$307,542
Total long-term debt, including current portion	721,600	780,550
Other long-term liabilities	306,442	294,963

Total Liabilities	1,347,407	1,383,055
Total equity	883,964	784,956

Total Liabilities and Equity	$2,231,371	$2,168,011

Pro Forma Adjusted Condensed Consolidated Financial Information

The WhiteWave Foods Company (“WhiteWave”, “our”, “we”, “us”, or the “Company”) was incorporated on July 17, 2012 as a wholly-owned subsidiary of Dean Foods to acquire the capital stock of WWF Operating Company (“WWF Opco”), a wholly-owned subsidiary of Dean Foods. Prior to our initial public offering, WWF Opco held substantially all of the historical assets and liabilities related to our business that we acquired pursuant to the contribution described below. We had nominal assets and no liabilities, and conducted no operations prior to the completion of our initial public offering.

On October 31, 2012, we completed our initial public offering and sold 23,000,000 shares of Class A common stock to the public at a price of $17.00 per share. Prior to completion of our initial public offering, Dean Foods contributed all of the capital stock of WWF Opco to WhiteWave in exchange for 150,000,000 shares of Class B common stock.

Under U.S. generally accepted accounting principles, the contribution of WWF Opco to WhiteWave is treated as a reorganization of entities under common control under Dean Foods. As a result, we have retrospectively presented our unaudited pro forma adjusted condensed consolidated financial information of WhiteWave and WWF Opco for all periods presented.

The tables below provide certain unaudited pro forma condensed consolidated statement of operations information and certain unaudited pro forma adjusted condensed consolidated statement of operations information for the three and six months ended June 30, 2012, which have been derived by application of pro forma adjustments to our historical financial statements for the three and six months ended June 30, 2012 and certain other adjustments described below. The unaudited pro forma condensed consolidated statements of operations and unaudited pro forma adjusted condensed consolidated statements of operations for all periods presented give effect to our initial public offering and separation of our business from Dean Foods’ other businesses as if those transactions had occurred or had become effective as of January 1, 2012.

The adjustments below are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated financial information and unaudited pro forma adjusted condensed financial information are for illustrative and informational purposes only and do not purport to represent what our financial position or results of operations would have been if we had operated as a stand-alone public company during the periods presented or if the transactions had actually occurred as of the dates indicated, nor do they project our financial position at any future date or our results of operations or cash flows for any future period.

The pro forma adjustments to our historical financial information reflect the following:

•	our separation from Dean Foods;

•	the incurrence of approximately $885 million in new indebtedness under our senior secured credit facilities;

•

the settlement of our historical indebtedness, including the $440.3 million allocated portion of the Dean Foods senior secured credit facility which was reflected as a contribution to our capital from Dean Foods;

•	the agreements that formalized and, in certain cases, modified ongoing commercial arrangements we have with certain current and former wholly-owned Dean Foods subsidiaries; and

•	the termination of the intellectual property license agreement with Morningstar Foods, LLC (“Morningstar”).

The additional adjustments to our historical financial information for all the periods presented reflect the incremental impact of the transitional sales agreements, stand-alone public company costs, and non-recurring transition costs, all of which are described in the notes to the tables presented.

On January 3, 2013, Dean Foods sold Morningstar to an unaffiliated third party. In connection with this sale, we modified certain of the commercial agreements entered into in connection with the initial public offering between us and Morningstar. These modifications are primarily timing modifications and are not expected to have a material impact on our results of operations.

The WhiteWave Foods Company

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

	GAAP QTD Q2 2013	Adjustments		Adjusted QTD Q2 2013
	(In thousands, except share and per share data)
Total net sales	$615,990	$—		$615,990
Cost of sales	391,777	—		391,777

Gross profit	224,213	—		224,213
Related party license income	—	—		—
Operating costs and expenses:
Selling and distribution	138,346	—		138,346
General and administrative	43,913	(4,160	)(a)	39,753

Total operating costs and expenses	182,259	(4,160)		178,099

Operating income	41,954	4,160		46,114
Other (income) expense:
Interest expense	4,737	—		4,737
Other (income) expense, net	(8,173)	8,173	(b)	—

Total other (income) expense	(3,436)	8,173		4,737

Income before income taxes	45,390	(4,013)		41,377
Income tax expense	14,181	(1,300	)(c)	12,881

Net income	$31,209	$(2,713)		$28,496

Earnings per Share, Basic and Diluted:
Basic				$0.16	(i)
Diluted				$0.16	(i)
Weighted Average Shares Outstanding, Basic and Diluted:
Basic				173,005,352
Diluted				173,909,653

	GAAP QTD Q2 2013	Adjustments		Adjusted QTD Q2 2013
		(In thousands)
Income statement amounts by segment:
Total net sales
North America	$513,829	$—		$513,829
Europe	102,161	—		102,161

Total	$615,990	$—		$615,990

Operating income
North America	$49,688	$—		$49,688
Europe	7,847	—		7,847

Total consolidated segment operating income	57,535	—		57,535

Related party license income	—	—		—
Corporate and other	(15,581)	4,160	(a)	(11,421)

Total operating income	$41,954	$4,160		$46,114

The WhiteWave Foods Company

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

	GAAP YTD Q2 2013	Adjustments		Adjusted YTD Q2 2013
	(In thousands, except share and per share data)
Total net sales	$1,224,234	$—		$1,224,234
Cost of sales	781,478	—		781,478

Gross profit	442,756	—		442,756
Related party license income	—	—		—
Operating costs and expenses:
Selling and distribution	264,284	—		264,284
General and administrative	94,525	(9,639	)(a)	84,886

Total operating costs and expenses	358,809	(9,639)		349,170

Operating income	83,947	9,639		93,586
Other expense:
Interest expense	9,461	—		9,461
Other (income) expense, net	(8,393)	8,150	(b)	(243)

Total other expense	1,068	8,150		9,218

Income before income taxes	82,879	1,489		84,368
Income tax expense	27,672	596	(c)	28,268

Net income	$55,207	$893		$56,100

Earnings per Share, Basic and Diluted:
Basic				$0.32	(i)
Diluted				$0.32	(i)
Weighted Average Shares Outstanding, Basic and Diluted:
Basic				173,002,691
Diluted				173,567,934

	GAAP YTD Q2 2013	Adjustments		Adjusted YTD Q2 2013
		(In thousands)
Income statement amounts by segment:
Total net sales
North America	$1,020,846	$—		$1,020,846
Europe	203,388	—		203,388

Total	$1,224,234	$—		$1,224,234

Operating income
North America	$105,899	$—		$105,899
Europe	14,550	—		14,550

Total consolidated segment operating income	120,449	—		120,449

Related party license income	—	—		—
Corporate and other	(36,502)	9,639	(a)	(26,863)

Total operating income	$83,947	$9,639		$93,586

The WhiteWave Foods Company

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

	GAAP QTD Q2 2012	Pro forma adjustments		Pro forma	Additional adjustments		Pro Forma Adjusted QTD Q2 2012
	(In thousands, except share and per share data)
Total net sales	$554,446	$5,618	(d)	$560,064	$(1,925	)(h)	$558,139
Cost of sales	359,295	2,707	(d)	362,002	(5,289	)(h)	356,713

Gross profit	195,151	2,911		198,062	3,364		201,426
Related party license income	10,843	(10,843	)(e)	—	—		—
Operating costs and expenses:
Selling and distribution	123,870	—		123,870	(481	)(h)	123,389
General and administrative	39,917	(1,544	)(f)	38,373	(58	)(a)	38,315

Total operating costs and expenses	163,787	(1,544)		162,243	(539)		161,704

Operating income	42,207	(6,388)		35,819	3,903		39,722
Other expense:
Interest expense	961	5,039	(g)	6,000	—		6,000
Other expense, net	562	—		562	—		562

Total other expense	1,523	5,039		6,562	—		6,562

Income before income taxes	40,684	(11,427)		29,257	3,903		33,160
Income tax expense	14,301	(4,000	)(c)	10,301	680	(c)	10,981

Net income	$26,383	$(7,427)		$18,956	$3,223		$22,179

Earnings per Share, Basic and Diluted:
Basic							$0.13	(i)
Diluted							$0.13	(i)
Weighted Average Shares Outstanding, Basic and Diluted:
Basic							173,000,000
Diluted							173,000,109

	GAAP QTD Q2 2012	Pro forma adjustments		Pro forma	Additional adjustments		Pro Forma Adjusted QTD Q2 2012
				(In thousands)
Income statement amounts by segment:
Total net sales
North America	$464,105	$5,618	(d)	$469,723	$(1,925	)(h)	$467,798
Europe	90,341	—		90,341	—		90,341

Total	$554,446	$5,618		$560,064	$(1,925)		$558,139

Operating income
North America	$38,776	$2,911	(d)	$41,687	$3,845	(h)	$45,532
Europe	7,022	—		7,022	—		7,022

Total consolidated segment operating income	45,798	2,911		48,709	3,845		52,554

Related party license income	10,843	(10,843	)(e)	—	—		—
Corporate and other	(14,434)	1,544	(f)	(12,890)	58	(a)	(12,832)

Total operating income	$42,207	$(6,388)		$35,819	$3,903		$39,722

The WhiteWave Foods Company

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

	GAAP YTD Q2 2012	Pro forma adjustments		Pro forma	Additional adjustments		Pro Forma Adjusted YTD Q2 2012
		(In thousands, except share and per share data)
Total net sales	$1,106,474	$10,927	(d)	$1,117,401	$(2,105	)(h)	$1,115,296
Cost of sales	718,883	4,440	(d)	723,323	(9,569	)(h)	713,754

Gross profit	387,591	6,487		394,078	7,464		401,542
Related party license income	21,316	(21,316	)(e)	—	—		—
Operating costs and expenses:
Selling and distribution	242,857	—		242,857	(1,040	)(h)	241,817
General and administrative	74,979	912	(f)	75,891	4,666	(a)	80,557

Total operating costs and expenses	317,836	912		318,748	3,626		322,374

Operating income	91,071	(15,741)		75,330	3,838		79,168
Other expense:
Interest expense	2,610	9,390	(g)	12,000	—		12,000
Other expense, net	683	—		683	—		683

Total other expense	3,293	9,390		12,683	—		12,683

Income before income taxes	87,778	(25,131)		62,647	3,838		66,485
Income tax expense	30,087	(8,795	)(c)	21,292	23	(c)	21,315

Net income	$57,691	$(16,336)		$41,355	$3,815		$45,170

Earnings per Share, Basic and Diluted:
Basic							$0.26	(i)
Diluted							$0.26	(i)
Weighted Average Shares Outstanding, Basic and Diluted:
Basic							173,000,000
Diluted							173,000,109

	GAAP YTD Q2 2012	Pro forma adjustments		Pro forma	Additional adjustments		Pro Forma Adjusted YTD Q2 2012
	(In thousands)
Income statement amounts by segment:
Total net sales
North America	$921,471	$10,927	(d)	$932,398	$(2,105	)(h)	$930,293
Europe	185,003	—		185,003	—		185,003

Total	$1,106,474	$10,927		$1,117,401	$(2,105)		$1,115,296

Operating income
North America	$82,819	$6,487	(d)	$89,306	$8,504	(h)	$97,810
Europe	10,690	—		10,690	—		10,690

Total consolidated segment operating income	93,509	6,487		99,996	8,504		108,500

Related party license income	21,316	(21,316	)(e)	—	—		—
Corporate and other	(23,754)	(912	)(f)	(24,666)	(4,666	)(a)	(29,332)

Total operating income	$91,071	$(15,741)		$75,330	$3,838		$79,168

The adjusted results differ from the Company’s results under GAAP due to the following:

(a)	The adjustment reflects:

i.	Elimination of the historical corporate costs allocated to us by Dean Foods.

•	$nil million for the three months ended June 30, 2013.

•	$nil million for the six months ended June 30, 2013.

•	$10.4 million for the three months ended June 30, 2012.

•	$19.8 million for the six months ended June 30, 2012.

ii.	Elimination of the non-cash impact on stock compensation expense for the IPO grants.

•	$2.3 million for the three months ended June 30, 2013.

•	$4.7 million for the six months ended June 30, 2013.

•	$2.5 million for the three months ended June 30, 2012.

•	$4.9 million for the six months ended June 30, 2012.

iii.	The inclusion of estimated stand-alone public company costs, including the costs of corporate services currently provided by Dean Foods.

•	$nil million for the three months ended June 30, 2013.

•	$nil million for the six months ended June 30, 2013.

•	$12.8 million for the three months ended June 30, 2012.

•	$29.4 million for the six months ended June 30, 2012.

iv.	Elimination of other non-recurring transition costs.

•	$1.3 million for the three months ended June 30, 2013.

•	$4.3 million for the six months ended June 30, 2013.

•	$nil million for the three months ended June 30, 2012.

•	$nil million for the six months ended June 30, 2012.

v.	Elimination of non-recurring transaction costs related to the Dean Foods offering of our shares.

•	$0.6 million for the three months ended June 30, 2013.

•	$0.6 million for the six months ended June 30, 2013.

•	$nil million for the three months ended June 30, 2012.

•	$nil million for the six months ended June 30, 2012.

(b)	The adjustment reflects elimination of the income related to the mark-to-market adjustment on our interest rate swaps.

•	$8.2 million for the three months ended June 30, 2013.

•	$8.2 million for the six months ended June 30, 2013.

•	$nil million for the three months ended June 30, 2012.

•	$nil million for the six months ended June 30, 2012.

(c)	The adjustment reflects:

i.	Applying the 35% U.S. federal statutory rate to the pro forma adjustments in the 2012 periods.

ii.	The income tax expense required to adjust the U.S. GAAP effective rate to the estimated effective rate on all adjustments in the pro forma adjustments, the additional adjustments, and the adjustments columns for all periods.

(d)	The adjustment reflects:

i.	An agreement with two wholly-owned Dean Foods subsidiaries, Suiza Dairy Group, LLC (“Suiza Dairy”) and Dean Dairy Holdings, LLC (“Dean Dairy”), pursuant to which those subsidiaries continue to sell and distribute certain WhiteWave products. This agreement modifies our historical intercompany arrangements and reflects new pricing. The net effect of the agreement is an estimated increase in total net sales and an estimated increase in cost of sales for the following periods:

•	$nil million and $nil million for the three months ended June 30, 2013.

•	$nil million and $nil million for the six months ended June 30, 2013.

•	$5.6 million and $2.2 million for the three months ended June 30, 2012.

•	$10.9 million and $3.4 million for the six months ended June 30, 2012.

ii.	Manufacturing agreements with (1) Morningstar pursuant to which Morningstar continues manufacturing various WhiteWave products on our behalf and (2) Suiza Dairy and Dean Dairy pursuant to which they continue manufacturing WhiteWave fresh organic milk products on our behalf. The agreements modify our historical intercompany arrangements and reflect new pricing. The net effect of the agreements is an estimated increase in cost of sales for the following periods:

•	$nil million for the three months ended June 30, 2013.

•	$nil million for the six months ended June 30, 2013.

•	$0.5 million for the three months ended June 30, 2012.

•	$1.0 million for the six months ended June 30, 2012.

(e)	The adjustment reflects the elimination of license income associated with our intellectual property license agreement with Morningstar. In connection with our initial public offering, this agreement was terminated and we transferred the intellectual property subject to this license agreement to Morningstar. The effect of this agreement is to eliminate the related party license income for all periods presented.

(f)	The adjustment reflects:

i.	The recurring impact on stock compensation expense for grants to the Company’s Named Executive Officers and other executives made in connection with our initial public offering (the “IPO grants”).

•	$nil million for the three months ended June 30, 2013.

•	$nil million for the six months ended June 30, 2013.

•	$2.5 million for the three months ended June 30, 2012.

•	$4.9 million for the six months ended June 30, 2012.

ii.	Elimination of non-recurring transaction costs we incurred in connection with our initial public offering.

•	$nil million for the three months ended June 30, 2013.

•	$nil million for the six months ended June 30, 2013.

•	$4.0 million for the three months ended June 30, 2012.

•	$4.0 million for the six months ended June 30, 2012.

(g)	The adjustment reflects:

i.	Elimination of the interest expense related to our historical indebtedness.

•	$nil million for the three months ended June 30, 2013.

•	$nil million for the six months ended June 30, 2013.

•	$2.9 million for the three months ended June 30, 2012.

•	$6.6 million for the six months ended June 30, 2012.

ii.	Expected interest expense and the amortization of deferred financing costs on our new borrowings under the revolving credit facility and term loan facilities.

•	$nil million for the three months ended June 30, 2013.

•	$nil million for the six months ended June 30, 2013.

•	$6.1 million for the three months ended June 30, 2012.

•	$12.3 million for the six months ended June 30, 2012.

iii.	Elimination of interest income associated with our loan agreement with Morningstar related to the license income under the intellectual property license agreement.

•	$nil million for the three months ended June 30, 2013.

•	$nil million for the six months ended June 30, 2013.

•	$1.8 million for the three months ended June 30, 2012.

•	$3.7 million for the six months ended June 30, 2012.

(h)	The adjustment reflects:

i.	A transitional sales agreement with Morningstar pursuant to which Morningstar will transfer back to us responsibility for sales and associated costs of certain WhiteWave products. The net effect of the agreement is an estimated increase in total net sales for the following periods:

•	$nil million for the three months ended June 30, 2013.

•	$nil million for the six months ended June 30, 2013.

•	$6.4 million for the three months ended June 30, 2012.

•	$12.9 million for the six months ended June 30, 2012.

ii.	A transitional sales agreement with Morningstar pursuant to which we will transfer to Morningstar responsibility for the sales and associated costs of our aerosol whipped topping and other non-core products. The net effect of the agreement is a decrease in total net sales, a decrease in cost of sales, and a decrease in selling and distribution expense for the following periods:

•	$nil million, $nil million, and $nil million for the three months ended June 30, 2013.

•	$nil million, $nil million, and $nil million for the six months ended June 30, 2013.

•	$8.3 million, $5.3 million, and $0.5 million for the three months ended June 30, 2012.

•	$15.0 million, $9.6 million, and $1.0 million for the six months ended June 30, 2012.

(i)	For 2012 periods presented, the number of shares used to compute basic earnings per share is 173,000,000, which is comprised of 23,000,000 shares of Class A common stock (the number of shares outstanding upon completion of our initial public offering) and 150,000,000 shares of Class B common stock. The number of shares used to compute diluted earnings per share includes the dilutive impact of stock options and RSUs.

On May 23, 2013, Dean Foods distributed to its stockholders an aggregate of 47,686,000 shares of our Class A common stock and 67,914,000 shares of our Class B common stock as a pro rata dividend on shares of Dean Foods common stock outstanding. For 2013 quarter-to-date, the number of shares used to compute basic earnings per share is 173,005,352, which is comprised of 58,185,066 shares of Class A common stock and 114,820,286 shares of Class B common stock on a weighted average basis. For 2013 year-to-date, the number of shares used to compute basic earnings per share is 173,002,691, which is comprised of 40,689,730 shares of Class A common stock and 132,312,961 shares of Class B common stock on a weighted average basis. The number of shares used to compute diluted earnings per share includes the dilutive impact of stock options and RSUs.